Exhibit 99.2

FOURTH

AMENDED AND RESTATED

PROMISSORY NOTE

$11,800,000.00	Oklahoma City, Oklahoma
as of October 7, 2005

For value received, the undersigned, BEARD PINNACLE, LLC, an Oklahoma limited liability company (the “Maker”), agrees to all of the terms of this Promissory Note (this “Note”) and promises to pay to the order of PinnOak Resources, LLC, a Delaware limited liability company (the payee, its successors and assigns are hereinafter called the “Holder”), at Pointe Plaza Suite 300, 601 Technology Drive, Canonsburg, PA 15317-9523, or at such other place as may be designated in writing by the Holder of this Note, the principal sum of ELEVEN MILLION EIGHT HUNDRED THOUSAND DOLLARS ($11,800,000.00) or, if less than such amount, the aggregate unpaid principal amount of all advances or loans made by the Holder to the Maker, and all interest accruing thereon. This Note will be payable as follows:

1.        Interest will accrue on the unpaid principal balance of this Note at the per annum interest rate equal to the Wall Street Journal Prime Rate (the “Index”) plus two percent (2%) (the “Applicable Rate”). Interest will commence to accrue as advances or loans are made on the Note and thereafter until this Note is paid in full.

2.        If Holder and Maker enter into a Subscription Agreement on or before June 1, 2006, providing for the sale and issuance of a membership interest in Maker to Holder and/or its affiliates (the “Subscription Agreement”), then (i) all unpaid principal amounts advanced pursuant to the terms of this Note and all unpaid interest accrued thereon, up to a maximum amount of $2,800,000, shall be immediately applied to the purchase or subscription price for that membership interest, (ii) any funding provided by Holder plus accrued and unpaid interest in excess of $2,800,000 will be repaid to Holder, and (iii) this Note shall then be cancelled and of no further force or effect. If there is insufficient funding available to Beard Pinnacle to pay amounts due under this Note as per (ii) above, the provisions under alternative 3 of the Smith Branch Project letter agreement between the Holder and Maker dated February 7, 2006 (the “Agreement”) shall apply.

3.        This Note, as amended and restated, has been made to memorialize the loans made to date and additional loans agreed to be made by the Holder to the Maker in connection with the Agreement. The parties have agreed that if the Holder makes additional loans to the Maker pursuant to the Agreement, the provisions of the Agreement concerning repayment or conversion of this Note and the release of any collateral will govern.

Both principal and interest owing pursuant to the terms of this Note are payable in the lawful currency of the United States of America and in immediately available funds. All advances made on the Note will be applied to the Note when received by the Maker hereof. All payments made on this Note will be applied to this Note when received by the Holder hereof. Any sum not paid when due will bear interest at the rate equal to the Applicable Rate plus six percent (6%) and will be paid at the time of, and as a condition precedent to, the curing of any “Default”, as that term is hereinafter defined in this Note. During the existence of any Default, the Holder of this Note may apply payments received on any amount due hereunder or under the terms of any instrument hereafter evidencing or securing said indebtedness as the Holder may determine.

The Maker agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of the Holder’s rights hereunder, the Maker will pay to the Holder all reasonable attorney’s fees and all expenses incurred by the Holder in connection therewith.

This Promissory Note supersedes and replaces those certain Promissory Notes (i) dated September 29, 2005, in the original amount of FOUR HUNDRED THOUSAND DOLLARS ($400,000.00), (ii) dated October 7, 2005, in the original amount of ONE MILLION ONE HUNDRED THOUSAND DOLLARS ($1,100,000), (iii) dated January 20, 2006, in the original amount of ONE MILLION THREE HUNDRED FIFTY THOUSAND DOLLARS ($1,350,000), (iv) that certain Amended and Restated Promissory Note executed on February 7, 2006, but effective as of October 7, 2005, in the original amount of FIVE MILLION ONE HUNDRED THOUSAND DOLLARS ($5,100,000), (v) that certain Second Amended and Restated Promissory Note executed on March 22, 2006, but effective as of October 7, 2005, in the original amount of NINE MILLION DOLLARS ($9,000,000), and (vi) that certain Third Amended and Restated Promissory Note executed on May 1, 2006, but effective as of October 7, 2005, in the original amount of NINE MILLION DOLLARS ($9,000,000), between the Maker and the Holder.

                          All advances previously or hereafter made against this Note will be reflected in the Schedule of Advances attached as Exhibit A hereto and will be periodically updated.

THIS NOTE IS GIVEN BY THE MAKER AND ACCEPTED BY THE HOLDER PURSUANT TO A LENDING TRANSACTION CONTRACTED, CONSUMMATED, AND TO BE PERFORMED IN OKLAHOMA CITY, OKLAHOMA COUNTY, OKLAHOMA, AND THIS NOTE SHALL BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF OKLAHOMA. The payment of all indebtedness evidenced by this Note is unsecured. However, in the event of any Default, the Holder may request, and the Maker agrees to furnish to the Holder, agreeable collateral and such security agreements as the Maker may reasonably require to secure the indebtedness.

At the option of the Holder, the unpaid balance of this Note, and all other obligations of the Maker to the Holder, whether direct or indirect, absolute or contingent, now existing or hereafter arising, shall become immediately due and payable without presentment, protest, notice or demand upon the occurrence or existence of one or more of the following events or conditions (“Default”):

1.              any payment required by this Note or any other note or obligation of the Maker to the Holder or to others is not made when due in the amount required; and

2.                any default or breach occurs in the performance of any covenant, obligation, representation, warranty, or provision contained in this Note or in any other note or obligation of the Maker to Holder or to others;

No waiver of any payment or other right under this Note by the Holder shall operate as a waiver of any other payment or right. Any payments hereunder may, at the option of the Holder, be recorded on this Note and shall be prima facie evidence of such payments and the unpaid balance of this Note.

The Maker waives presentment for payment, protest and notice of nonpayment.

IN WITNESS WHEREOF, the Maker has executed this instrument this 26th day of July, 2006, but effective for all purposes as of October 7, 2005.

BEARD PINNACLE, LLC, an Oklahoma limited liability company

By /s/ W.M. Beard W.M. Beard, Chairman of the Board

Exhibit A

Schedule of Advances

Date	Amount of Advance

October 7, 2005	$ 400,000.00
November 4, 2005	700,000.00
January 24, 2006	250,000.00
February 2, 2006	625,000.00
February 8, 2006	750,000.00
February 22, 2006	865,000.00
March 8, 2006	1,015,000.00
March 22, 2006	766,834.56
March 23, 2006	123,165.44
April 12, 2006	415,000.00
May 4, 2006	940,000.00
May 23, 2006	835,000.00
June 21,2006	655,000.00
July 3, 2006	660,000.00
July 26, 2006	600,000.00

Total	$9,600,000.00

(Exhibit A as amended effective July 26, 2006	/s/ HMJ (Initials)